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                                                      Registration No. 333-82119
                                                                  Rule 424(b)(2)

PRICING SUPPLEMENT No. 32 Dated October 31, 2000 (To Prospectus dated July 22,
1999)

                                 $7,500,000,000

                          HOUSEHOLD FINANCE CORPORATION

                                Medium Term Notes

                   Due Nine Months or More from Date of Issue

Principal Amount:         $10,000,000

Price to Public:          100%                Proceeds to HFC:  99.918%

Issue Date:               November 3, 2000    Stated Maturity:  November 3, 2003

Redeemable On or After:   Not Applicable

Initial Interest Rate:    To be determined on November 1, 2000.

Interest Rate Basis:      LIBOR Telerate.

Spread or Spread Multiplier:  Plus .33% (+ 33 basis points)

Interest Payment Dates: On the 3rd of February, May, August and November of each year, commencing February 3, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date:  On the Second London Business Day prior to each
         Interest Payment Date.

Index Maturity:  Three months.

Agent: Deutsche Bank Securities Inc. -- $10,000,000

Agent's Discount or Commission:  .082%



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